Exhibit 10.1

June 30, 2009

PROPOSAL (revised)

Mr. Adelstein,

Thank you for the opportunity to bid on the web design project for TheWebDigest. Please read through the following document, which includes all of the information concerning your project through to final launch.

The goal with the web design is to create a fresh look and a consistent corporate brand for TheWebDigest sites. The website sub-pages will be built entirely in HTML with interactive home pages. Completion of designs for 5 websites for the WebDigest includes:

•  Logo designs

•  Supplemental graphics and necessary animation/video/sound

•  Navigation and rollovers

•  Copy editing of copyright approved text content

Work is currently at approximately 30% - 50% completion on these initial 5 web sites. A 50% balance of US$15,000 is due within thirty (30) days of Form S-1 filing becoming effective with the Securities and Exchange Commission (anticipated in 3rd quarter 2009) at which point it will be considered an account receivable. Remaining balance of US$15,000 due within six (6) months of initial payment. Total price of $30,000.

Date of beta sites are tentatively projected to commence within thirty (30) days of initial 50% payment. Design of new corporate website for TheWebDigest.com based on the same specifications as above:

$4,000.00 (included in the total proposed pricing of $30,000, as described above) – a 50% good faith deposit ($2,000.00) is to be paid within thirty (30) days of Form S-1 filing becoming effective with the Securities and Exchange Commission and the balance 6 months thereafter.

Sincerely,

Larry Briley

President